A. N. REICHENTAL
PRESIDENT AND CEO


December 22, 2003

Mr. Fred R. Jones
9499 Inglewood Cove
Germantown, TN 38139

Dear Fred:

I am pleased to offer you the position as Vice President and Chief Financial Officer of 3D Systems Corporation ("3D Systems") starting on or before December 31, 2003. When executed by you and me in the space provided below, this letter will constitute an agreement between you and 3D Systems, and your employment will commence on the date when this agreement has been fully executed by both parties and delivered by each party to the other. This offer of employment is valid until December 31, 2003.

The compensation package includes an annual base salary of $250,000, paid in bi-weekly increments of $9,615.38. You will receive such annual increases in salary as the Compensation Committee of the Board of Directors of 3D Systems (the "Compensation Committee"), in its sole discretion, shall determine. You will also receive an incentive compensation plan, based upon performance, with a target bonus equal to 50% of base salary, subject to a maximum potential bonus equal to 100% of base salary. This incentive compensation plan shall operate on a fiscal year basis and shall apply pro rata for any partial fiscal year, provided that there will be no payment with respect to the Company's 2003 fiscal year. The performance parameters governing this incentive compensation will be mutually agreed upon within 90 days of your start date, and thereafter annually among you, the Chief Executive Officer and the Compensation Committee with respect to the upcoming fiscal year. Unless you otherwise agree, any annual bonus paid under the terms of this Agreement shall be paid within 30 days after the receipt by 3D Systems of its audited financial statements for such year.

You will receive as a hiring bonus a stock grant of 10,000 newly issued shares of 3D Systems' common stock immediately upon the commencement of your employment at 3D Systems, your retention of which is subject to satisfactory completion of all the conditions to obtaining employment with 3D Systems which are described later in this Agreement. In addition, the Compensation Committee will grant to you stock options covering 100,000 shares of 3D Systems' common stock, exercisable at the fair market value of the underlying shares on the date of hire. The stock options will vest equally over a period of four years with 25% vesting on the first anniversary of the date of hire and the remainder vesting in equal monthly amounts of 2,083 shares over the following three years, with an option term of ten years. Up to 50,000 options (subject to applicable regulatory limitations) will be incentive stock options granted under 3D Systems' 1996 Stock Incentive Plan (the "Plan"). The option agreement(s) to be entered into in connection with the grant of these options shall provide that the remaining, unvested options shall fully vest in the event of a Change of Control of 3D Systems (which is defined as an acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership within the meaning of Rule 13d-3 of the Rules and Regulations of the Securities and Exchange Commission under the Exchange Act of at least 51% of the combined



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voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors). These option agreements will also provide that, except in the event of disability or death, vested options must be exercised within 90 days of termination of employment, and further provide that if employment is terminated as a result of certain acts of malfeasance (as described in the Plan), the unvested options not issued under the Plan, and all options issued under the Plan, will terminate immediately.

The 10,000 shares granted to you and any options granted to you other than under any of the Company's existing stock option plans will be issued to you in a private offering under The Securities Act of 1933, as amended. You represent and warrant that you have had access to such information with respect to 3D Systems and that you have such experience in investment matters that you are able to make an informed decision with respect to such transactions. Any shares of 3D Systems' common stock issued in connection with such transactions will be legended to restrict their transfer. Inasmuch as the 10,000 shares to be granted to you will be newly issued shares, you acknowledge that it will be necessary for you to pay 3D Systems an amount equal to the aggregate par value of such shares.

3D Systems will cover all reasonable and customary relocation expenses including, but not limited to, family house-hunting trips, closing expenses, moving expenses as required.

For the convenience of 3D Systems, 3D Systems will provide you with a furnished apartment in the Valencia area and will cover expenses relating to this apartment in an amount up to $2,500.00 per month, and a lease term to extend until July of 2004, as needed.

The term of this Agreement shall be for a period of two years commencing on your start date. This Agreement shall renew automatically for succeeding terms of one year, unless you or 3D Systems gives written notice of intent not to renew at least 90 days before the term otherwise expires. In the event that (i) 3D Systems gives such notice that it is electing not to renew this Agreement, (ii) your employment is terminated by reason of death or by 3D Systems without cause (with "cause" being defined as conduct involving moral turpitude or gross or habitual neglect of your duties during the term of this Agreement), (iii) following a Change of Control, there is a material reduction in your rate of compensation or benefits, then you shall receive as severance (x) for two years, or until you obtain other employment providing the same or comparable benefits, comparable health, dental, vision, life and long-term disability insurance, (y) whether or not you have obtained or could obtain other employment, two years of your then current base salary, in the total sum of at least $500,000, payable as a bi-weekly continuation payment at the rate of at least $9,615.38, together with a bonus with respect to the year of termination equal to a pro-rated amount of the bonus which you would have received for that year based on your performance objectives for that year, up to the date of termination, and (z) all unvested stock options, which shall fully vest upon the termination of your employment.

Your employment may be terminated at any time by 3D Systems Board of Directors for cause, as defined above, without the incurring of any obligation by 3D Systems hereunder. Any other agreement regarding your employment or any other matter between you and 3D Systems must be in writing and signed by the Chief Executive Officer, and approved by the Compensation Committee.

Among the benefits you will enjoy as a 3D Systems' employee is a program of group insurance, which includes group health, dental, vision, life insurance and long-term disability insurance. These group benefits will become effective upon the first of the month following your start date. Other benefits include a 401(k) plan, employee stock purchase plan, flexible spending accounts


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and pretax premium plan, health club membership program, paid sick leave, ten paid holidays per year and four (4) weeks' vacation per year. You will be eligible to participate in these benefits according to the terms of each program and plan document.

3D Systems will reimburse you for all reasonable business expenses incurred by you which are consistent with Company policies in effect from time to time, including expenses for travel, entertainment and other business expenses, subject to requirements with respect to reporting and documentation of such expenses.

3D Systems will indemnify, defend and hold you harmless, to the fullest extent permissible under the Delaware General Corporation Law, from and against any and all claims, lawsuits, judgments, costs and attorney fees arising out of your employment, including the advancement of any expenses and attorney fees in connection therewith.

This agreement may be delivered by facsimile or e-mail transmission and executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

As a condition of our employment with 3D Systems, you will be required to complete all pertinent employment, compliance and benefits forms and sign the Company's standard form Agreement for Mandatory Arbitration (which shall not include any provision for at-will employment), Confidentiality Agreement and Code of Conduct.

3D Systems maintains a strict drug-free workplace policy. Therefore, you will be required to undergo a drug-screening examination at 3D Systems' expense. It is a pleasure to make you this offer to join 3D Systems. If you are in agreement with the terms of this offer, please sign and return a copy of this letter to me. I am looking forward to welcoming you on board.

Sincerely,

3D SYSTEMS CORPORATION



/s/ Abraham N. Reichental
---------------------------------------------
By: Abraham N. Reichental,
    President and Chief Executive Officer



I accept the above offer on the stated terms and conditions, and will start work on December 26, 2003.



         /s/ Fred R. Jones                              December 24, 2003
Signed:  -------------------------------------   Date: ----------------------
         Fred R. Jones

I hereby represent, warrant and agree that I am free to accept this employment offer. I represent, warrant and agree that I am not bound by any restriction or covenant from any prior employer or other obligation that would interfere with my ability to perform the job duties of Vice President and Chief Financial Officer at 3D Systems Corporation. I also represent, warrant and agree that I have returned all documents to my prior employers, and that I will not utilize any


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trade secrets or proprietary information of my prior employers in connection with my employment by 3D Systems Corporation.


         /s/ Fred R. Jones                              December 24, 2003
Signed:  -------------------------------------   Date: ----------------------
         Fred R. Jones